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                                                                     EXHIBIT 5.1

             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]



                                 April 30, 1996



HS Resources, Inc.
One Maritime Plaza
15th Floor
San Francisco, California  94111

Gentlemen:

         We have acted as counsel to HS Resources, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger between Tide West Oil Company ("Tide West") and a wholly owned subsidiary of the Company, whereby (i) the Company will issue shares of Common Stock, par value $0.001 per share (the "Common Stock"), and make a payment of cash in exchange for all of the outstanding shares of Tide West common stock, par value $0.01 per share (the "Tide West Common Stock"), and (ii) Tide West will be merged with and into a wholly owned subsidiary of the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of February 25, 1996, as amended and restated as of April 29, 1996 (the "Merger Agreement"), by and between the Company, HSR Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Tide West, the form of which is filed as an exhibit to a registration statement on Form S-4, No. 333-1991 (the "Registration Statement"), originally filed with the Securities and Exchange Commission on March 26, 1996.

         We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinions set forth below.
In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

         Based upon such examination and representations, we advise you that, in our opinion:

         A. Subject to approval by a majority of the stockholders of the Company at a special meeting called for the purpose of approving such issuance, the shares of Common Stock
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

HS Resources, Inc.
April 30, 1996
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         which are to be issued and delivered by the Company as contemplated by the Merger Agreement, have been duly and validly authorized by the Company.

         B. Subject to approval by a majority of the stockholders of the Company at a special meeting called for the purpose of approving such issuance, the shares of Common Stock which are to be issued and delivered by the Company as contemplated by the Merger Agreement will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Joint Proxy Statement/ Prospectus contained therein.


                                       Sincerely,



                                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.